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                                                                   EXHIBIT 99.1


(BW) SUGEN, Inc. Announces $32 Million Follow-On Offering


    REDWOOD CITY, Calif.--(BW HealthWire)--Nov. 7, 1997--SUGEN, Inc. (NASDAQ:SUGN) today announced the public offering of 2,000,000 shares of Common Stock at a price of $16.00 per share.

    The company also granted the Underwriters of the offering an option to purchase 300,000 additional shares to cover over-allotments. The offering was lead managed by Hambrecht & Quist LLC, with Lehman Brothers Inc. and UBS Securities LLC co-managing. These securities are offered only by means of a prospectus and this announcement is neither an offer to sell nor a solicitation of any offer to buy.

    SUGEN, Inc. is a biopharamceutical company focusing on the development of new classes of small molecule drugs which interact in a specific manner with different members of the tyrosine kinase, serine-threonine kinase and tyrosine phosphatase families of signal transduction molecules, and their signalling pathways. These pathways are involved in a number of human diseases including cancer and diabetes, as well as disorders of the body's immune defenses and neurological systems.

    SUGEN currently has three products in clinical trials which include SU101
(a PDGF receptor inhibitor) in Phase II studies for the treatment of malignant gliomas and other cancers; SU5271 (an EGF receptor inhibitor) in Phase I studies for the treatment of psoriasis; and SU5416 (a Flk-1/KDR angiogenesis inhibitor) in Phase I studies for the treatment of solid tumors and tumor metastases. The Company has research and development collaborations with Zeneca, ASTA Medica and Allergan.

    Copies of the final prospectus relating to these securities may be obtained from Hambrecht & Quist LLC, One Bush Street, San Francisco, CA 94104, phone:
415/439-3423; Lehman Brothers Inc., Three World Financial Center, New York, NY 10285, phone: 516/254-7106; or UBS Securities LLC, 299 Park Avenue, New York, NY 10171, phone: 212/821-4504.

    Additional written materials and press releases regarding SUGEN are available through the SUGEN Fax-On-Demand Information Service by dialing 888/329-4699.


    Contact: SUGEN, Inc.
             D. Kevin Kwok, 650/306-7700
             IRDEPT@SUGEN.SF.CA.US